Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

WEIS MARKETS REPORTS SECOND QUARTER RESULTS

Company’s two-year stacked comparable store sales increase 18.3 percent

Sunbury, PA (August 2, 2021) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the thirteen-week period and 26-week period ended June 26, 2021.

Net sales totaled $1.0 billion for the thirteen-week period ended June 26, 2021, compared to $1.1 billion for the same period in 2020, down 4.7 percent. Second quarter comparable store sales decreased 5.8 percent on an individual year over year basis and increased 18.3 percent on a two-year stacked basis.

The Company’s second quarter net income totaled $33.5 million compared to $41.5 million in 2020, down 19.3 percent. Second quarter earnings per share totaled $1.24 compared to $1.54 per share for the same period in 2020.

“Our 2020 second quarter results reflected a time when consumption of food prepared away from home was strictly limited, which resulted in record sales volume throughout the entire quarter for our essential food retailing business,” said Jonathan H. Weis, Chairman, President and CEO. “During this period, our team rose to the challenge and helped us become a more efficient and nimble company.”

“Today, we remain extremely proud of our associates who continue to serve our customers and effectively operate in an unprecedented business environment. Our 2021 second quarter results in absolute terms of sales volume and operating income were the second highest in our company’s history, exceeded only by our 2020 second quarter results,” said Mr. Weis. “This positive momentum enables us to make prudent reinvestments for long term profitable growth which benefits our associates, customers, communities and shareholders.”

As part of its $135 million capital expenditure program announced in April, the Company opened replacement stores during the second quarter in three Pennsylvania locations: Gap, Macungie and Bethlehem.

Year to Date

Net sales totaled $2.1 billion for the 26-week period ending June 26, 2021, compared to $2.1 billion for the same period in 2020, down 1.5 percent. Year to date comparable store sales decreased 2.4 percent on an individual year over year basis and increased 16.1 percent on a two-year stacked basis.

The Company’s year to date net income totaled $57.7 million compared to $68.2 million in 2020, down 15.3 percent. Year to date earnings per share totaled $2.15 compared to $2.53 for the same period in 2020.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 197 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: competitive and reputational risks; financial, investment and infrastructure risks; information security, cybersecurity and data privacy risks; supply chain and third-party risks; risks created by pandemics (including the ongoing COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees); and legal, regulatory and other external risks. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Second Quarter — 2021
(Unaudited)

	13 Weeks Ended		Increase
	June 26, 2021	June 27, 2020	(Decrease)
Net sales	$1,047,349,000	$1,098,704,000	(4.7)%

Income from operations	45,559,000	56,002,000	(18.6)%

Income before provision for income taxes	$45,868,000	$56,450,000	(18.7)%
Provision for income taxes	12,396,000	14,978,000	(17.2)%
Net income	$33,472,000	$41,472,000	(19.3)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$1.24	$1.54	$(0.30)

	26 Weeks Ended		Increase
	June 26, 2021	June 27, 2020	(Decrease)
Net sales	$2,053,689,000	$2,084,524,000	(1.5)%

Income from operations	77,392,000	93,430,000	(17.2)%

Income before provision for income taxes	$78,538,000	$92,535,000	(15.1)%
Provision for income taxes	20,811,000	24,374,000	(14.6)%
Net income	$57,727,000	$68,161,000	(15.3)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$2.15	$2.53	$(0.38)

TWO-YEAR STACKED COMPARABLE STORE SALES

Second Quarter — 2021

(Unaudited)

	Percentage Changes
	13 Weeks Ended
	2021 vs. 2020	2020 vs. 2019
Comparable store sales (individual year)	(5.8)%	24.1%
Comparable store sales (two-year stacked)	18.3
Comparable store sales, excluding fuel (individual year)	(7.7)	26.4%
Comparable store sales, excluding fuel (two-year stacked)	18.7%

	Percentage Changes
	26 Weeks Ended
	2021 vs. 2020	2020 vs. 2019
Comparable store sales (individual year)	(2.4)%	18.5%
Comparable store sales (two-year stacked)	16.1
Comparable store sales, excluding fuel (individual year)	(3.6)	19.7%
Comparable store sales, excluding fuel (two-year stacked)	16.1%